Exhibit 99.1
Investor Relations: (312) 606-4125
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USG CORPORATION ANNOUNCES COMPLETION OF IRS AUDIT
     CHICAGO, IL., September 12, 2005 – USG Corporation (NYSE:USG) today announced that the Internal Revenue Service (“IRS”) has finalized its regular audit of the Corporation’s federal income tax returns for the years 2000 through 2002. The audit will result in an increase in the Corporation’s reported earnings for 2005 of $25 million and net cash outflows by the end of 2005 of $105 million.
     Substantially all of the additional tax liabilities resulting from the audit will be covered by liabilities currently recorded on USG’s financial statements. In addition, a portion of the Corporation’s recorded income tax contingency reserves are no longer necessary. This will result in a reduction in the Corporation’s income tax provision and a corresponding increase in consolidated net income in the third quarter of 2005 of $25 million.
     In the aggregate, the audit is expected to result in net cash outflows by the end of 2005 of $105 million ($53 million of which has already been paid), including $47 million directly related to the 2000 through 2002 audit and an additional $58 million relating to the Corporation’s 2003 and 2004 years. A substantial portion of the outflows relating to the audited years and all of the outflows relating to the 2003 and 2004 years are the result of the disallowance by the IRS of the Corporation’s current deduction of contractual interest on debt incurred prior to its bankruptcy filing in 2001. In addition, the audit is expected to result in net cash outflows of $12 million related to the 2000 year. Because this amount is considered
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USG CORPORATION ANNOUNCES COMPLETION OF IRS AUDIT/2
a prepetition liability under the Bankruptcy Code, the timing of payment is subject to Bankruptcy Court approval and has not yet been determined. Assuming that the contractual interest is ultimately paid, a substantial portion of these outflows will be recovered by the Corporation on its tax returns in future years following its emergence from bankruptcy.
     Payment of these amounts will be made from current cash balances. The Corporation had $1.2 billion of cash, cash equivalents and marketable securities as of June 30, 2005.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.
     USG Corporation and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.
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